As filed with the Securities and Exchange Commission on November 13, 2006.
                                                Registration No. 333-_______
==============================================================================

                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                                __________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                                __________

                SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
           (Exact name of registrant as specified in its charter)

                                __________


            Virginia                                         20-1417448
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)


                   1770 Timberwood Boulevard, Suite 100
                        Charlottesville, Virginia                22911
                 (Address of Principal Executive Offices)     (Zip Code)

                                __________

                          2004 STOCK OPTION PLAN
                         (Full title of the plan)

                                __________

                            GEORGIA S. DERRICO
                    Chairman and Chief Executive Officer
                Southern National Bancorp of Virginia, Inc.
                    1770 Timberwood Boulevard, Suite 100
                     Charlottesville, Virginia 22911
                  (Name and address of agent for service)

                           (434) 973-5242 x2405
       (Telephone number, including area code, of agent for service)

                             with a copy to:
                          TIMOTHY B. MATZ, Esq.
                         JEFFREY A. KOEPPEL, Esq.
                   Elias Matz Tiernan & Herrick L.L.P.
                           734 15th Street, N.W.
                                12th Floor
                          Washington, D.C. 20005
                             (202) 347-0300

                                __________

                     CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
                                        Proposed maximum    Proposed maximum     Amount of
Title of securities  Amount to be        offering price   aggregate offering   registration
to be registered     Registered (1)       per share            price (3)         fee (3)
--------------------------------------------------------------------------------------------
Common Stock, $0.01
par value per share  275,000 shares(2)     $10.00(3)         $3,477,099.00       $372.05
--------------------------------------------------------------------------------------------

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may, from time to time, be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Consists of 275,000 shares of common stock issuable under the 2004 Stock Option Plan.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the weighted average of: (a) $10.00 per share, the exercise price of the 164,750 shares subject to outstanding stock option grants under the 2004 Stock Option Plan, and (b) $16.595 per share, the average of the high and low prices for the registrant's common stock on The Nasdaq Capital Market as of November 6, 2006, for the remaining 110,250 shares.


                                   PART I
           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

     The information required by Item 1 is omitted from this registration statement pursuant to the Note to Part I of the Form S-8 and is included in documents sent or given to participants in the plan covered by this registrations statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.  Registrant Information and Employee Plan Annual Information.

     The written statement required by Item 2 is omitted from this registration statement pursuant to the Note to Part I of the Form S-8 and is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.


                                   PART II
           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are, or will be, on file with the Commission, are incorporated in this registration statement by reference:

     (1) The registrant's prospectus filed with the Commission on November 2, 2006 pursuant to Rule 424(b)(1) of the Securites Act, which contains audited financial statements for the registrant's latest fiscal year for which statements have been filed, as well as the registration statement on Form S-1 filed in connection therewith (Commission File No. 333-136285).

     (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

     (3) The description of the securities contained in the registrant's registration statement on Form 8-A/12(b), as amended, filed under the Exchange Act (Commission File No. 001-33037), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The consolidated financial statements of Southern National Bancorp of Virginia, Inc. as of December 31, 2005 and for the period from inception at April 14, 2005 through December 31, 2005, incorporated by reference herein, have been incorporated herein in reliance upon the report of BDO Seidman, LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

     The balance sheet of 1st Service Bank at December 31, 2005 and the statements of operations, changes in stockholders equity and cash flows for the year ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of Thompson, Greenspon & Co., P.C., independent registered public accountants, and upon the authority of such firm as experts in accounting and auditing.

     Elias Matz Tiernan & Herrick L.L.P. has opined as to the legality of the securities being offered by this registration statement. As of November 7, 2006, the partners of Elias Matz Tiernan & Herrick L.L.P. beneficially owned approximately 119,643 shares of our outstanding common stock.

Item 6.  Indemnification of Directors and Officers.

     Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act (the "VSCA") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the VSCA and furnishes the corporation a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or office.

     The registrant's amended Articles of Incorporation and the registrant's amended and restated Bylaws contain provisions indemnifying the directors and officers of SNBV to the full extent permitted by the VSCA. In addition, the registrant's amended Articles of Incorporation eliminate the personal liability of the registrant's directors and officers to the registrant or its shareholders for monetary damages to the full extent permitted by the VSCA. The registrant also maintains directors and officers liability insurance to protect such persons against incurring personal costs for claims covered by the policy.

     The Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation ("FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following Exhibits are filed as a part of the Registration Statement:


Exhibit
  No.        Description
-------      -----------

   3.1       Articles of Incorporation*
   3.2 Certificate of Amendment to the Articles of Incorporation dated February 1, 2005*
   3.3 Certificate of Amendment to the Articles of Incorporation dated May 16, 2006*
   3.4       Amended and Restated Bylaws*
   4.1       Specimen Stock Certificate*
   4.2       Form of Warrant Agreement*
   4.3       Form of Amendment to Warrant Agreement*
   5.0 Opinion of Elias Matz Tiernan & Herrick L.L.P. as to the validity of the shares of common stock being offered
  10.1       2004 Stock Option Plan*
  23.1       Consent of BDO Seidman, LLP
  23.2       Consent of Thompson, Greenspon & Co., P.C.
  23.3       Consent of Elias Matz Tiernan & Herrick L.L.P. (included in
             Exhibit 5)
  24.0 Power of Attorney (included with signature pages to this Registration Statement)


______________
* Filed on August 4, 2006, as a corresponding exhibit to the registrant's Registration Statement on Form S-1 (Commission File No. 333-136285), as amended.


Item 9.  Undertakings

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on November 13, 2006.


                                  SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.



                                  By:  /s/ GEORGIA S. DERRICO
                                       -------------------------------
                                       Its Chairman of the Board and Chief
                                        Executive Officer


     We, the undersigned officers and directors of Southern National Bancorp of Virginia, Inc., hereby severally constitute and appoint Georgia S. Derrico and William H. Lagos, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Southern National Bancorp of Virginia, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      Signature                       Title                         Date


/s/ GEORGIA S. DERRICO   Chairman of the Board of Directors  November 13, 2006
-----------------------   and Chief Executive Officer
Georgia S. Derrico

/s/ R. RODERICK PORTER   Director and President              November 13, 2006
-----------------------
R. Roderick Porter

/s/ WILLIAM H. LAGOS     Senior Vice President and           November 13, 2006
-----------------------  Chief Financial Officer
William H. Lagos         (Principal Financial and Principal
                         Accounting Officer)

/s/ NEIL J. CALL         Director                            November 13, 2006
-----------------------
Neil J. Call


/s/ CHARLES A. KABBASH   Director                            November 13, 2006
-----------------------
Charles A. Kabbash


/s/ MICHAEL A. GAFFNEY   Director                            November 13, 2006
-----------------------
Michael A. Gaffney


/s/ ROBIN R. SHIELD      Director                            November 13, 2006
-----------------------
Robin R. Shield


/s/JOHN J. FORCH         Director                            November 13, 2006
-----------------------
John J. Forch

                             INDEX TO EXHIBITS


Exhibit
  No.       Description
-------     -----------
   3.1      Articles of Incorporation*
   3.2      Certificate of Amendment to the Articles of Incorporation dated
            February 1, 2005*
   3.3      Certificate of Amendment to the Articles of Incorporation dated
            May 16, 2006*
   3.4      Amended and Restated Bylaws*
   4.1      Specimen Stock Certificate*
   4.2      Form of Warrant Agreement*
   4.3      Form of Amendment to Warrant Agreement*
   5.0      Opinion of Elias Matz Tiernan & Herrick L.L.P. as to the validity of the shares of common stock being offered
  10.1      2004 Stock Option Plan*
  23.1      Consent of BDO Seidman, LLP
  23.2      Consent of Thompson, Greenspon & Co., P.C.
  23.3      Consent of Elias Matz Tiernan & Herrick L.L.P. (included in
            Exhibit 5)
  24.0      Power of Attorney (included with signature pages to this
            Registration Statement)

______________
* Filed on August 4, 2006, as a corresponding exhibit to the registrant's Registration Statement on Form S-1 (Commission File No. 333-136285), as amended.